Exhibit 99.1

Trepont Acquisition Corp I Announces Pricing of $200 Million Initial Public Offering

New York – December 1, 2020 – Trepont Acquisition Corp I (the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “TACA.U” beginning on December 2, 2020. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on NYSE under the symbols “TACA” and “TACA.WS,” respectively.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses that operate in enterprise & disruptive software, communications, artificial intelligence, machine learning, data analytics 5G, IoT, services and related sectors. Our management team is led by our Co-Founders Arun Sarin, the Chairman of the Board, who was previously Chief Executive Officer of Vodafone Group plc, and Ori Sasson, our Chief Executive Officer and Chief Financial Officer, who was previously the founder and Chief Executive Officer of Scopus and Chief Executive Officer of Genesys Telecommunications Laboratories. Our Co-Founders have over six decades of combined experience leading, advising and investing in public and private technology and telecommunications businesses.

Credit Suisse is acting as the sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 1, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

For inquiries please contact:

Lee Fan at lee.fan@trepont.com